EXHIBIT 99.1

SJW GROUP ANNOUNCES 2020 FIRST QUARTER FINANCIAL RESULTS
AND UPDATES 2020 GUIDANCE

SAN JOSE, CA, May 4, 2020 – SJW Group (NYSE: SJW) today reported financial results for the first quarter ended March 31, 2020. SJW Group net income was $2.4 million for the quarter ended March 31, 2020, compared to $5.9 million for the same period in 2019. Diluted earnings per share were $0.08 and $0.21 for the quarters ended March 31, 2020 and 2019, respectively. Diluted earnings per share in 2020 includes $0.15 per share from ongoing operations offset by non-recurring expenses related to the Connecticut Water Service, Inc. ("CTWS") merger and integration fees of $1.3 million (net of tax) or $0.05 per share and COVID-19 related reserves and expenses of $470,000 (net of tax) or $0.02 per share. Diluted earnings per share in 2019 includes $0.23 per share from ongoing operations and $0.05 per share of interest income earned on temporarily invested proceeds from our equity offering in December 2018, offset by $0.07 per share of non-recurring expenses related to the CTWS merger.

The Company’s previously issued earnings guidance for 2020 anticipated the use of 3.5 billion gallons of surface water from its Northern California watershed. Through the first three months of the year, when the majority of rainfall in the watershed occurs, the company experienced the second lowest rainfall level in the last 10 years. Absent additional rainfall, we anticipate total available water from the watershed will be between 1.0 billion gallons and 1.2 billion gallons. Replacing our sourced water with water purchased from our local water agency or pumped from the aquifer will cost an incremental $4.2 million per billion gallons. As a result, the company anticipates that annual water production costs will increase between $9.7 million and $10.5 million or between $0.29 and $0.31 per diluted share. The Company is updating its guidance range from between $2.25 and $2.35 per diluted share to between $1.95 and $2.05 per diluted share to reflect this change.

Operating revenue was $115.8 million for the quarter ended March 31, 2020, compared to $77.7 million in 2019. The $38.1 million increase in revenue was primarily attributable to $27.4 million in new revenue as a result of the merger with CTWS, $6.0 million due to increased customer usage, $3.5 million in cumulative water rate increases, and a $1.1 million increase in the net recognition of certain balancing and memorandum accounts.

Operating expenses for the quarter ended March 31, 2020, were $100.3 million, compared to $65.3 million in 2019, an increase of $35.0 million. Operating expenses include water production expenses for the first quarter of 2020 of $43.8 million compared to $26.8 million for the same period in 2019, an increase of $17.0 million. The increase in water production expenses was primarily attributable to $6.3 million in new CTWS expenses, $5.4 million due to a decrease in the use of available surface water supplies, $5.3 million in higher customer water usage, and $1.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by a $1.5 million decrease in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $18.0 million to $56.5 million from $38.5 million. The increase was primarily due to an increase of $9.2 million in higher general and administrative expenses, including $6.4 million in new CTWS general and administrative expenses. Other first quarter expense changes included $6.2 million in higher depreciation expenses, $3.3 million in higher property taxes and other non-income taxes, and $1.8 million in higher maintenance expenses. The increases were primarily a result of inclusion of CTWS post-merger activities. In addition, we experienced $2.2 million in lower merger related expenses.

Other expense and income in the first quarter of 2020 included $858,000 in new interest expense on San Jose Water Company’s $80.0 million Senior Notes issued in March 2019 and $4.1 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019. Other expense and income in the first quarter of 2019 included $1.8 million of interest income earned on temporarily invested proceeds from our equity offering in December 2018. The proceeds were used to partially finance the CTWS merger and no similar income was earned in the first quarter of 2020.

The effective consolidated income tax rates for the quarters ended March 31, 2020 and 2019, were approximately 15% and 26%, respectively. The effective tax rate decreased primarily due to the flow-through impact of certain CTWS deductions and lower pre-tax income.

About SJW Group

SJW Group is the second largest investor-owned pure play water and wastewater utility based on rate base in the United States, providing life-saving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California; Connecticut Water Company, Avon Water Company and Heritage Village Water Company in Connecticut; Maine Water Company in Maine; and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise and technological innovation to safeguard the environment, deliver outstanding service to customers and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "strategy," or "anticipates," or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized debt-to-equity ratios, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of COVID-19 pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality; (5) climate change and the effects thereof; (6) the risk that the benefits expected from the merger of SJW Group and Connecticut Water Service, Inc. will not be realized; (7) the risk that the integration of Connecticut Water Service, Inc. will be more difficult, time-consuming or expensive than anticipated; (8) our ability to successfully evaluate investments in new business and growth initiatives; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general stock market conditions; and (13) legislative and general market and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended March 31,
	2020	2019
REVENUE	$115,754	77,682
OPERATING EXPENSE:
Production Expenses:
Purchased water	15,934	13,662
Power	2,725	1,160
Groundwater extraction charges	15,028	6,863
Other production expenses	10,093	5,099
Total production expenses	43,780	26,784
Administrative and general	21,262	12,291
Maintenance	6,086	4,325
Property taxes and other non-income taxes	7,463	4,128
Depreciation and amortization	21,382	15,145
Merger related expenses	354	2,601
Total operating expense	100,327	65,274
OPERATING INCOME	15,427	12,408
OTHER (EXPENSE) INCOME:
Interest expense	(13,284)	(5,791)
Interest income on Money Market Fund	—	1,832
Pension non-service cost	(45)	(921)
Other, net	757	390
Income before income taxes	2,855	7,918
Provision for income taxes	438	2,045
SJW GROUP NET INCOME	2,417	5,873
Unrealized loss on investment, net of taxes of $50	(135)	—
SJW GROUP COMPREHENSIVE INCOME	$2,282	5,873

EARNINGS PER SHARE:
Basic	$0.08	0.21
Diluted	$0.08	0.21
DIVIDENDS PER SHARE	$0.32	0.30
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,489	28,423
Diluted	28,674	28,508

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Utility plant:
Land	$34,697	34,395
Depreciable plant and equipment	3,014,589	2,988,454
Construction in progress	126,365	112,232
Intangible assets	32,775	33,424
Total utility plant	3,208,426	3,168,505
Less accumulated depreciation and amortization	983,481	962,019
Net utility plant	2,224,945	2,206,486

Real estate investments	57,954	57,699
Less accumulated depreciation and amortization	13,899	13,597
Net real estate investments	44,055	44,102
CURRENT ASSETS:
Cash and cash equivalents:
Cash	28,273	12,944
Restricted cash	—	5,000
Accounts receivable and accrued unbilled utility revenue	80,839	88,077
Current regulatory assets, net	6,129	6,472
Other current assets	13,577	9,553
Total current assets	128,818	122,046
OTHER ASSETS:
Regulatory assets, net	126,149	113,945
Investments	13,400	12,928
Goodwill	628,287	628,287
Other	8,644	4,676
	776,480	759,836
	$3,174,298	3,132,470

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$28	28
Additional paid-in capital	507,075	506,639
Retained earnings	376,447	383,191
Accumulated other comprehensive (loss) income	(9)	126
Total stockholders’ equity	883,541	889,984
Long-term debt, less current portion	1,316,996	1,283,597
Total capitalization	2,200,537	2,173,581
CURRENT LIABILITIES:
Lines of credit	131,402	117,209
Current portion of long-term debt	22,311	22,272
Accrued groundwater extraction charges, purchased water and power	12,919	17,211
Accounts payable	25,214	34,886
Accrued interest	18,516	13,140
Accrued payroll	9,105	11,570
Other current liabilities	18,937	18,279
Total current liabilities	238,404	234,567

DEFERRED INCOME TAXES	194,823	195,598
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	405,398	398,374
POSTRETIREMENT BENEFIT PLANS	111,272	108,044
OTHER NONCURRENT LIABILITIES	23,864	22,306
	$3,174,298	3,132,470